Exhibit 10.8

Jefferies Bache, LLC

Futures Account Agreement

In consideration of Jefferies Bache, LLC (“Jefferies”) agreeing to act as broker or principal, as applicable, in connection with the undersigned’s (hereinafter, “Customer”) transactions in domestic and foreign futures contracts, physical commodities, exchanges of futures for related positions (“EFRP”), options on domestic and foreign futures contracts and physical commodities, foreign exchange instruments and contracts, spot contracts, swaps, swap options, or other derivatives on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value or other benchmarks against which payments or deliveries are to be made (hereinafter, collectively referred to as (“Contracts”), all for the account and risk of Customer, Customer hereby agrees and consents as follows:

1.	APPLICABLE LAW

All accounts maintained by Customer with Jefferies (hereinafter, the “Accounts”), and all Contracts and agreements in respect of such Accounts shall be subject to: (a) the terms and conditions of this Futures Account Agreement (hereinafter, the “Agreement”); (b) the laws, regulations, rules, interpretations, rulings and adjustments of any applicable governmental, regulatory or self-regulatory authority, exchange or clearing house; and (c) the custom and usage of trade, as in force from time to time (hereinafter, collectively referred to as “Applicable Law”).

2.	CUSTOMER’S REPRESENTATIONS AND WARRANTIES

Customer represents and warrants that:

(a)	Customer is authorized and empowered to enter into this Agreement and to engage in and effectuate transactions in Contracts as contemplated hereby by its: (i) enabling documents; (ii) internal policies and procedures; and (iii) Applicable Law.

(b)	Customer, after due consideration, has determined that conducting transactions in Contracts is a prudent and appropriate activity in light of Customer’s financial status and investment objectives, and that all Contracts entered into will be in compliance with Customer’s: (i) enabling documents; (ii) internal policies and procedures; and (iii) Applicable Law.

(c)	Jefferies will not be acting as a fiduciary with respect to Customer, its Accounts, or its transactions. Neither Jefferies nor any of Jefferies’ employees shall have discretionary control or authority over any decisions made by or on behalf of Customer (except as may be provided by a power of attorney separately executed by Customer and delivered to Jefferies). Moreover, the research, analyses and investment advice that Customer may from time to time receive from Jefferies will not serve as a primary basis for any investment or trading decision by Customer. All such investment and trading decisions will be made independently by Customer and/or Customer’s duly appointed commodity trading advisor or investment adviser (hereinafter, “Advisor”), if any.

(d)	Jefferies will be entitled to rely on any instructions, notices and communications that it reasonably believes to have originated with Customer or an individual authorized to act on behalf of Customer, including but not limited to Customer’s Advisor if any, or any individual identified in writing by Customer as authorized to act on its behalf, and Customer shall be bound thereby. Where Customer has executed a Power of Attorney, Jefferies shall not be held responsible for any of Customer’s instructions until or unless Customer effectively revokes any power of attorney granting the Advisor authority to purchase or sell Contracts.

(e)

Customer will not, either alone or in combination with others, violate any position or exercise limit. Customer will immediately notify Jefferies of any positions for which Customer is required to file any position or large trader reports under Applicable Law.

(f)	Customer will promptly review any and all statements, reports, confirmations and other notices and communications received from Jefferies upon receipt thereof and promptly notify Jefferies of any objection thereto. Verbal objection shall be confirmed promptly in writing.

(g)	Customer has reviewed the pertinent registration regulations of the Commodity Futures Trading Commission (“CFTC”) and National Futures Association (“NFA”) with respect to registration as a futures commission merchant, introducing broker, commodity pool operator and/or commodity pool operators and determined that Customer and its Advisor(s), if any, are in compliance with such regulations.

(h)	If Customer is an employee benefit plan or other entity that is subject to the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder (“ERISA”), or is an entity subject to similar state laws and the regulations promulgated thereunder (“Benefit Plan”), Customer represents and warrants that: (i) neither Jefferies nor any of its agents, employees or affiliates have been given any discretionary authority or control regarding the management or disposition of the assets of the Benefit Plan or the Accounts; (ii) neither Jefferies nor any of its agents, employees or affiliates exercise any authority or control regarding management or disposition of the assets of the Benefit Plan or Accounts; and (iii) neither Jefferies nor any of its agents, employees, or affiliates are fiduciaries, as that term is defined in ERISA or similar state laws, as to the Benefit Plan or Accounts with respect to the transactions contemplated by this Agreement or in any other capacity. Customer shall immediately notify Jefferies of the termination of the Benefit Plan, or the filing by Customer or any governmental body or agency of a notice of intent to terminate, or the inability of Customer to pay benefits under the Benefit Plan when due.

(i)	If Customer is not a citizen or resident of the United States, Customer has been informed by Jefferies of the CFTC’s regulations concerning the designation of a futures commission merchant as the agent of foreign brokers, customers of foreign brokers and foreign traders for certain purposes as set forth in CFTC Regulation §15.05 and concerning special calls for information from futures commission merchants, foreign brokers and members of contract markets as set forth in CFTC Regulation §21.03.

(j)	The information provided by Customer in the accompanying Account Information and Application form and any financial statements submitted to Jefferies are true, complete and correct. Customer shall immediately notify Jefferies in writing if any such information changes in any material respect or if any of the foregoing representations and warranties ceases to be true, complete and correct.

(k)	If Customer engages EFRP transactions, Customer acknowledges and agrees that, in connection with any EFRP transaction that (a) if the Customer is the seller of the cash contract(s), swap or derivative, then the Customer is the buyer of the futures contract(s) being exchanged in the EFRP respectively; and (b) if the Customer is the buyer of the cash contract(s), swap or derivative then the Customer is the seller of the futures contract(s) being exchanged in the EFRP, respectively. Upon request by Jefferies, Customer agrees to provide documentation sufficient to verify its purchase or sale of the cash, swap or other derivative contract.

3.	ORDER ENTRY AND PROCESSING

(a)	Acceptance of Orders and Carrying of Positions. Jefferies shall have the right to limit the size and number of open Contracts (net or gross) that Jefferies will at any time execute, clear and/or carry for Customer to require Customer to reduce open Contracts carried with Jefferies, and to refuse acceptance of orders to establish new Contracts. Unless specified by Customer, Jefferies may designate the exchange or other contract markets (including without limitation, any designated contract markets, electronic trading facilities or derivatives transaction execution facilities) on which it will attempt to execute orders.

(b)

Transmission of Orders to Jefferies’ Foreign Affiliates. If Customer has been approved by Jefferies for the transmission of orders directly to affiliates of Jefferies located outside the United States (the “Jefferies’ Foreign Affiliates”), for execution and clearance on non-U.S. exchanges, Customer acknowledges and agrees that: (i) it will transmit orders directly to Jefferies’ Foreign Affiliates identified by Jefferies only in accordance with any conditions or instructions furnished by Jefferies and solely for Customer’s Accounts; (ii) any orders transmitted by Customer to a Jefferies’ Foreign Affiliate will be executed and cleared through omnibus accounts maintained by the appropriate Jefferies’ Foreign Affiliate in the name of Jefferies and not for an account of Customer with the Jefferies Foreign Affiliates; and (iii) notwithstanding its transmission of orders to the Jefferies Foreign Affiliates, Customer will continue to be a customer of Jefferies and will not be a customer of the Jefferies Foreign Affiliate.

(c)	Give-Ups. Absent a separate written agreement with Customer, or with any Advisor on behalf of Customer regarding give-ups, Jefferies, in its sole discretion, may but shall not be obligated to accept Contracts from other brokers executed for clearance and carrying in the Accounts. If Jefferies and Customer enter into a separate written give-up agreement, this Agreement will control in the event of a conflict between this Agreement and such give-up agreement.

(d)	Cross Trade and Block Consent. The undersigned Customer hereby agrees that Jefferies, its directors, officers, employees, affiliates, agents and, floor brokers, where acting on Jefferies’ behalf, in any transaction for the Account(s) may take the other side of the transaction, or may engage in pre-execution discussions in connection with block trades, all subject to the transaction being executed in accordance with the regulations of the applicable exchange and regulations of the CFTC. Customer agrees to the extent any consent is given herein, such consent shall be deemed to renew annually if required by Applicable Law.

(e)	Introduced Accounts. In the event that Customer’s account has been introduced to Jefferies by another futures commission merchant, introducing broker or foreign broker (“Broker”) that Broker is acting as Customer’s agent and is not an agent of Jefferies. Unless and until Jefferies receives prior written notice from Customer, Customer hereby authorizes Jefferies to accept orders for execution and trades for clearance or any other directions associated with the Customer’s property in its Accounts(s) as effected by Broker. Customer explicitly agrees that Jefferies is not responsible for inquiring into the circumstances surrounding any transactions in Customer’s account and Customer agrees to look solely to the Broker for any damages claimed by the Customer, other than those directly caused by Jefferies’ gross negligence or willful misconduct. Customer further acknowledges that Jefferies pays a portion of its fees and commissions to the Broker.

4.	RESEARCH, ANALYSES AND INVESTMENT ADVICE

If Customer receives any research, analyses or investment advice (collectively, “Advice”) from Jefferies, Customer hereby acknowledges and agrees: (a) Jefferies will be providing such Advice incidentally to its business as a futures commission merchant; (b) although such Advice will be based upon information obtained from sources which Jefferies believes to be reliable, that information may nonetheless be incomplete and/or unverified, and hence Jefferies can make no representation, nor provide any assurance, as to the accuracy or completeness of its Advice; (c) both Jefferies’ Advice and the information upon which it is based may change without notice to Customer; and (d) Jefferies and its directors, officers, employees, agents, affiliates and other customers may take or hold positions in, or advise other customers concerning Contracts that are the subject of Jefferies’ Advice to Customer, and such positions and advice may be inconsistent with, or contrary to, the Advice given by Jefferies to Customer.

5.	MARGIN REQUIREMENTS

Customer agrees to deposit and maintain with Jefferies initial and variation margin, premiums or other collateral, in such form and amount as Jefferies, in its reasonable discretion, may from time to time require. Margin requirements established by Jefferies may exceed applicable exchange minimum requirements. Additionally, should Jefferies change the margin requirements applicable to Customer’s Accounts and/or the Contracts being maintained therein, such change may apply to existing Contract positions as well as new positions.

6.	JEFFERIES’ SECURITY INTEREST

Any and all Contracts, securities, cash, foreign currency, documents of title, investment property, financial assets, securities or commodities accounts, and/or tangible or intangible property of Customer, including all proceeds of the foregoing (collectively, the “Collateral”) held by Jefferies or its agents or affiliates, including among others,

Jefferies Bache Limited, Jefferies Bache Financial Services, Inc., or Jefferies LLC on behalf of Customer, are hereby pledged to Jefferies and shall be subject to a general lien, security interest and a right of set-off and recoupment, in Jefferies’ favor to secure Customer’s indebtedness and obligations to Jefferies, wherever and however arising, without regard to whether Jefferies has made any advances with respect to such Collateral. Customer hereby irrevocably appoints Jefferies, as its attorney-in-fact with power of substitution to execute any documents required for the perfection or registration of such general lien and security interest. Customer will not cause or allow any of the Collateral held in its Accounts, whether now owned or hereafter acquired, to become subject to any other liens or security interest of any kind, except for the security interest or lien of such Jefferies affiliate, without the express written approval of Jefferies. Customer grants Jefferies the right to borrow, pledge, repledge, hypothecate, rehypothecate, loan or invest any of the Collateral without any obligation to pay or to account to Customer for any interest, income or benefit that may be derived therefrom, unless otherwise separately agreed in writing by Jefferies and Customer. Jefferies shall be under no obligation to deliver to Customer the identical Collateral in the Accounts but shall only be obligated to deliver to Customer Collateral of like or equivalent kind and amount. The rights of Jefferies set forth above shall be qualified by any applicable requirement for segregation of Customer’s property under Applicable Law.

7.	EVENTS OF DEFAULT; JEFFERIES’ REMEDIES

As used herein, each of the following shall be an “Event of Default”: (a) Customer fails to meet initial or maintenance margin, or collateral or premium requirements when due; (b) Customer fails to perform its obligations respecting delivery, exercise or a notice of allocation of exercise, payment for delivery or settlement under the Contracts held in its Accounts; (c) Customer fails in any way to perform any of its other material obligations hereunder; (d) there is material adverse change in Customer’s financial condition; (e) the commencement of a case or other proceeding against Customer under any Federal or state bankruptcy, insolvency, or reorganization law (or, if Customer is a trust, its trustee or sponsor) that is not dismissed within 15 days; the continuation from date of filing of such case or proceeding beyond 15 days of any such case or proceeding, or such case or proceeding remaining pending; the filing of a petition or similar request for the appointment of a receiver, a trustee, a conservator or any other or similar administrator or official by Customer (or, if Customer is a trust, its trustee or sponsor); the appointment of any receiver, trustee, conservator, administrator or other similar official (including the Federal Deposit Insurance Corporation) with regard to Customer or any of its assets; the continuation or any such receivership, trusteeship, conservatorship or other similar proceeding, or any such receivership, trusteeship, conservatorship or other similar proceeding remaining pending; an assignment made by Customer for the benefit of creditors; the dissolution or termination of Customer (or, if Customer is a trust, its trustee or sponsor); the commencement of dissolution proceedings with respect to Customer; the suspension by Customer of its usual business or any material portion of such usual business; (any of which, a “Bankruptcy”); (f) Customer fails to pay its debts generally as they become due or Customer makes an assignment for the benefit of creditors; (g) if Customer is a Benefit Plan, Customer files a notice of intent to terminate with the Pension Benefit Guaranty Corporation (or other similar governmental agency), or receives a notice of intent to terminate from the Pension Benefit Guaranty Corporation (or other similar governmental agency), or is unable to pay benefits under the relevant Benefit Plan when due; and (h) Jefferies in its reasonable discretion considers it necessary for its protection.

Upon the occurrence of an Event of Default, Jefferies may determine Customer to be in default in connection with or under any and all transactions and/or agreements with Jefferies and Jefferies may liquidate Customer’s open positions in whole or in part, by any reasonable method, including without limitation “exchange for related positions”, “basis trade”, “exchange for swap” or other similar transaction and/or, sell or otherwise dispose of, realize, set off or apply any or all of the property represented by an entry on or standing to the credit of Customer or held by, to the order or under the direction or control of Jefferies or any exchange or clearing organization through which transactions on Customer’s behalf are executed or cleared, buy any property for Customer’s Account, and/or cancel any outstanding orders and commitments made by Jefferies on Customer’s behalf and/or reduce the risk posed by the Customer’s positions whether under this Agreement or otherwise by establishing long, short or spread positions in any other product in any other market. Without prejudice to the foregoing, Jefferies shall have (to the greatest extent permitted by Applicable Law) all of the rights of a secured party with respect to the property referred to above and the right to apply such property to all Customer’s obligations to Jefferies whether under this Agreement or otherwise, and any rights, powers and remedies provided herein shall operate as a variation and extension of any statutory power of sale, application or realization available to Jefferies as a secured party. All such purchases or sales may be effected in public or private transactions in whatever manner and with whichever party

Jefferies deems appropriate and at such price(s) as Jefferies may deem satisfactory

Any action referred to above may be taken only after Jefferies has made reasonable efforts, under the circumstances, to contact Customer (or its Advisor if applicable) provided that Jefferies position would not be adversely affected thereby; it being understood that no prior demand, margin call or notice of any kind from Jefferies shall be considered a waiver of Jefferies right to take any subsequent action without providing such prior demand, margin call or notice. In all cases, Customer shall remain liable for and shall pay to Jefferies on demand the amount of any deficiency in Customer’s Accounts, and Customer shall reimburse, compensate and indemnify Jefferies for any and all costs, losses, penalties, fines, taxes and damages that Jefferies may incur in collecting such deficiency or otherwise exercising its rights and remedies hereunder.

8.	ACCOUNT CHARGES

With respect to every Contract purchased, sold or cleared for the Accounts, Customer shall pay Jefferies upon demand and Jefferies hereby is authorized to charge Customer’s Accounts for: (a) all brokerage charges, give-up fees, commissions and service fees as Jefferies may from time to time charge (regardless of whether other customers pay lower commissions fees or charges); (b) all contract market, clearing house, clearing member, NFA and CFTC fees or charges, fines or penalties; (iii) any tax imposed on such transactions by any competent taxing authority; (c) the amount of any trading losses in the Accounts; (d) any debit balance or deficiency in the Accounts together with costs and reasonable attorneys’ fees incurred in collecting any such deficit; (e) interest and service charges on any debit balances or deficiencies in the Accounts at the rate customarily charged by Jefferies (which may be at the prevailing and/or allowable rates according to the State of New York; (f) all storage and delivery service fees; and (g) any other amounts owed by Customer to Jefferies with respect to the Accounts or any transactions therein. Unless otherwise separately agreed to by Jefferies and Customer, all payment obligations incurred by Customer hereunder must be satisfied in U.S. dollars.

Any Collateral may at any time or from time to time be applied by Jefferies against any and all payment obligations of Customer to Jefferies or its affiliates in such manner as Jefferies in its reasonable discretion may determine.

9.	FOREIGN CURRENCY TRANSACTIONS

In the event that the Customer directs Jefferies to enter into any Contract on an exchange on which such transactions are effected in a currency other than the U.S. dollar, any profit or loss arising as a result of a fluctuation in the exchange rate affecting such currency will be entirely for the account and risk of the Customer. All initial and subsequent deposits for margin purposes, and the return to the Customer of any funds, are expected to be made in the currency of contract settlement. Should the Customer elect to deposit funds other than the currency of settlement or instruct Jefferies to convert funds that are already on deposit in another currency, Jefferies shall debit or credit the Accounts of Customer at a rate of exchange determined by Jefferies in its sole discretion on the basis of the then prevailing market rate of exchange for such foreign currency. In the event that Customer carries a foreign currency denominated deficit, that deficit will be marked-to-market versus the United States Dollar on a daily basis at Jefferies’ reasonable discretion. Customer may also be charged interest on such deficit at either the prevailing rate applicable to the foreign currency, or the prevailing United States dollar interest rate, plus additional interest consistent with section 8 of this Agreement.

10.	DELIVERY AND OPTION EXERCISE PROCEDURES

At least five business days prior to last trading day or first notice day in any given Contract, or at such earlier time as Jefferies may reasonably require, Customer agrees that it will: (a) provide Jefferies with instructions to liquidate or make or take delivery under such Contract, or in the case of an options position, provide Jefferies with instructions to liquidate, exercise or allow the expiration of such options position; (b) deliver to Jefferies sufficient funds and documents required to effectuate the desired closing transaction. Additionally, Customer understands and acknowledges that short options positions are subject to random exercise procedures and may be assigned a notice of exercise at any time.

If Customer fails to comply with any of the foregoing obligations, Jefferies may, in its reasonable discretion, liquidate any open positions, make or receive delivery of any commodities or instruments, or exercise as appropriate. Customer shall remain fully liable for all costs, losses, expenses, liabilities and damages that Jefferies may incur in connection with such transactions and for any remaining debit balance in the Accounts.

11.	JEFFERIES’ RESPONSIBILITIES, LIMITS ON LIABILITY

Jefferies shall not be liable for any losses or damages sustained by Customer other than as a result of Jefferies’ gross negligence or willful misconduct. If Customer’s Accounts have been introduced to Jefferies by an agent other than Jefferies, or executed at the direction of a third party and is carried by Jefferies only as a clearing broker, Customer agrees that Jefferies is not responsible for the conduct of the introducing broker, executing broker or Advisor and Jefferies’ sole responsibilities relate to the execution, clearing and bookkeeping of transactions in Accounts, to the extent of Jefferies’ actual involvement therewith.

EXCEPT AS REQUIRED BY APPLICABLE LAW, JEFFERIES SHALL NOT BELIABLE FOR ANY SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES OF ANY KIND WHATSOEVER, EVEN IF ADVISED OF THE POSSIBILITY THEREOF.

Jefferies acts as agent, and not as principal, for Customer’s Contracts which are executed and/or cleared at any exchange, transaction facility or clearing organization. Jefferies may utilize third party brokers to assist in the execution and clearance of certain Contracts on certain exchanges. In these circumstances, Jefferies does not guarantee the performance or obligations of any third party to Customer. Moreover, Jefferies shall have no responsibility or liability to Customer: (a) in connection with the performance or non-performance by any contract market, clearing organization, clearing firm or other third party (including custodians and banks) of such entity’s obligations in respect of any Contract or other property of Customer’s; or (b) as a result of any delay in the performance or non-performance of any of Jefferies obligations hereunder caused directly or indirectly by the occurrence of any contingency beyond the control of Jefferies including, but not limited to, the unscheduled closure of any exchange or contract market or any delay in the transmission of any orders due to breakdowns or failures of any transmission, trading or communication system.

12.	INDEMNIFICATION

Customer shall indemnify and hold harmless Jefferies, its directors, officers, employees, agents and affiliates from and against all claims, damages, losses and costs (including reasonable attorneys’ fees) incurred by Jefferies in connection with: (a) any failure by Customer to perform its obligations under this Agreement and any exercise by Jefferies of its rights and remedies hereunder; (b) any failure by Customer to comply with Applicable Law; (c) any action reasonably taken by Jefferies or its affiliates or agents to comply with Applicable Law; and (d) any reliance by Jefferies on any instruction, notice or communication that Jefferies reasonably believes to originate from a person authorized to act on behalf of Customer.

13.	LIQUIDATION OF OFFSETTING POSITIONS

Jefferies shall liquidate any Contract for which an offsetting order is entered by Customer, unless Customer instructs Jefferies not to liquidate such Contract and to maintain the offsetting Contracts as open positions; provided, that Jefferies shall not be obligated to comply with any such instructions given by Customer if Customer fails to provide Jefferies with any representations, documentation or other information reasonably requested by Jefferies, or if, in Jefferies reasonable judgment, any failure to liquidate such offsetting Contracts against each other could result in a violation of Applicable Law.

14.	REPORTS AND OBJECTIONS

All written and oral reports related to the Accounts, including but not limited to confirmations and purchase and sale statements, provided to Customer shall be conclusive and binding on Customer unless Customer notifies Jefferies of any objection as follows: (a) in the case of any oral communication, at the time such report is given to Customer; and (b) in the case of any written communication, before the opening of trading on the business day following the day on which Customer received such communication; provided that with respect to monthly statements Customer may notify Jefferies of any objection thereto within five business days after receipt of such statement.

15.	TERMINATION

This Agreement may be terminated at any time by Customer or Jefferies by written notice to the other; provided, however, that any such termination shall not affect any rights, liabilities or obligations already in existence at the time of such notice. In the event that such notice is provided, Customer shall either close out open positions in the Accounts or arrange for such open positions to be transferred to another futures commission merchant. Upon satisfaction by Customer of all of Customer’s obligations and debts to Jefferies, Jefferies shall transfer to another futures commission merchant all Contracts, if any, then held in the Accounts, and shall transfer to Customer or to another futures commission merchant, as Customer may instruct, all cash, securities and other property held in the Accounts. In the event of a transfer of positions, Customer may be responsible for half turn commissions in Jefferies sole discretion.

16.	RECORDING

Customer understands that telephone conversations between Customer and Jefferies may, in Jefferies’ discretion, be recorded. Customer hereby agrees and consents to such recording, with or without the use of an automatic tonal warning device, and waives any right Customer may have to object to the use or admissibility into evidence of such recording in any proceeding.

17.	INSTRUCTIONS, NOTICES AND OTHER COMMUNICATIONS

All instructions, notices and other communications permitted hereunder may be oral unless required to be in writing by this Agreement. Customer authorizes Jefferies to purchase and sell Contracts in accordance with Customer’s oral and written instructions. Customer hereby waives any defense that such instructions were not in writing, even if a writing may be required under Applicable Law. All instructions, notices and other communications, other than instructions to purchase or sell Contracts, shall be addressed as follows: (a) if to Jefferies: to the office manager of the Jefferies office where Customer’s Accounts are located; (b) if to Customer, at the address indicated on the Account Application and Information form accompanying this Agreement.

18.	NO WAIVER

No failure on the part of Jefferies to exercise, and no delay in exercising, any contractual right will operate as a waiver thereof, nor will any single or partial exercise by Jefferies of any of its rights and remedies hereunder preclude any other or future exercise thereof or the exercise of any other partial right.

19.	GOVERNING LAW

The interpretation and enforcement of this agreement and the rights, obligations and remedies of the parties shall be governed by and construed in accordance with the laws of the state of New York, without regard to principles of choice of law.

20.	CONSENT TO JURISDICTION, WAIVER OF JURY TRIAL AND STATUTE OF LIMITATIONS

Customer submits to the exclusive jurisdiction of the courts of the State of New York and the United States District Court for the Southern District of New York with respect to any proceeding arising out of or relating to this Agreement or any transaction in connection herewith. Customer consents to the service of process by the mailing to Customer of copies of such court filing by certified mail to the address of Customer as it appears on the books and records of Jefferies, such service to be effective ten days after mailing.

CUSTOMER IRREVOCABLY WAIVES ANY RIGHT THAT IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT. ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT MUST BE BROUGHT BY CUSTOMER WITHIN ONE YEAR OF THE CAUSE OF ACTION ARISING, PROVIDED HOWEVER, THAT ANY ACTION BROUGHT UNDER THE PROVISION OF SECTION 14 OF THE COMMODITY EXCHANGE ACT BY A PERSON WHO WAS NOT AT THE TIME OF THE ANIVERSARY OF THE CAUSE OF ACTION OR EARLIER, AN ELIGIBLE CONTRACT PARTICIPANT PURSUANT TO SECTION 1a(12) OF THE

COMMODITY EXCHANGE ACT, MAY BE BROUGHT AT ANY TIME WITHIN TWO YEARS AFTER THE CAUSE OF ACTION ACCRUES.

21.	SEVERABILITY

If any provision of this Agreement, is or at any time becomes inconsistent with any present or future Applicable Law, the inconsistent provision shall be deemed superseded or modified to conform with such law, rule or regulation but in all other respects this Agreement shall continue and remain in full force and effect.

22.	BINDING EFFECT

This Agreement shall be binding on and inure to the benefit of the parties, their successors and permitted assigns. This Agreement and the obligations of the Customer may not be assigned by Customer without the prior written consent of Jefferies and any such attempt at assignment without such consent of Jefferies shall be ineffective. In accordance with requirements of Applicable Law, Jefferies shall have the right to transfer or assign this Agreement (and thereby the Accounts) to any successor entity or to another properly registered futures commission merchant provided Jefferies has given customer written notice of such proposed transfer or assignment and Customer does not, within three business days of receipt of such notice, give Jefferies other instructions as to the disposition of the Accounts.

23.	ENTIRE AGREEMENT

This Agreement contains the entire agreement between the parties and supersedes any prior agreements between the parties as to the subject matter hereof. No provision of this Agreement shall in any respect be waived, altered, modified, or amended unless such waiver, alteration, modification or amendment is signed by the party against whom such waiver, alteration, modification or amendment is to be enforced. Capitalized terms appearing in ancillary documents such as the Authorization to Transfer Funds, Cross Trade Consent, Arbitration Agreement, Partnership Account Authorization, Certified Customer Resolutions, Hedge Account Agreement or Limited Power of Attorney, shall have the meanings ascribed herein.

24.	MODIFICATIONS

Any modifications to this Agreement must be in writing and accepted by Jefferies in writing and no officer or employee of Jefferies is authorized to make any representation contrary to, or inconsistent with, this Agreement.

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CUSTOMER ACKNOWLEDGEMENTS (Please Check The Appropriate Boxes with an “ X” Where Applicable):	Doc. ID 10

I.	Acknowledgement of Risk Disclosure	Doc. ID 28

☐	Customer hereby acknowledges and represents that it received the Risk Warnings and Disclosures booklet and Customer has read and understood the Risk Disclosure Statement for Futures and Options in the form prescribed by the CFTC and all other disclosure statements provided to Customer therein which are applicable to the products traded by Customer and the services provided by Jefferies to Customer.

II.	Authorization to Transfer Funds	Doc. ID 32

☐	Within Customer’s Account, are several types of sub accounts established for regulatory purposes relating to customer protection of different commodity classes. Customer’s assets may be maintained in separate accounts which contain: U.S. listed futures, non-US listed futures, cleared derivatives contracts or other non-regulated products.

CUSTOMER HEREBY AUTHORIZES JEFFERIES, AT ANY TIME AND FROM TIME TO TIME, WITHOUT PRIOR NOTICE, TO TRANSFER BETWEEN CUSTOMER’S SEPARATE ACCOUNTS SUCH FUNDS, EQUITIES, SECURITIES, AND/OR OTHER PROPERTY AS IN JEFFERIES’ JUDGMENT MAY BE REQUIRED FOR MARGIN, OR TO REDUCE OR PAY IN FULL ANY DEBIT BALANCE AND/OR TO REDUCE OR SATISFY DEFICITS IN ANY OTHER ACCOUNTS. JEFFERIES AGREES, HOWEVER, THAT WITHIN A REASONABLE TIME AFTER MAKING ANY SUCH TRANSFER, JEFFERIES WILL CONFIRM THE SAME IN WRITI NG TO THE UNDERSIGNED.

III.	Consumer Credit Information for Customers who are Natural Persons	Doc. ID 5A

☐	I understand that, in connection with the execution of this Agreement, Jefferies may obtain a consumer report to assess and verify my profile information, and to comply with relevant federal and state statutes and regulations.

By signing below, I am authorizing Jefferies to obtain a consumer report about me for the purposes of assessing my profile information, and complying with any applicable laws and regulations. I also authorize Jefferies to obtain additional consumer reports about me for these purposes at any time during the term of the Agreement. Accordingly, I authorize any consumer reporting agency acting on Jefferies’ behalf to furnish any consumer report that Jefferies requests. I agree that a facsimile or photographic copy of this authorization shall be valid as the original.

IN WITNESS WHEREOF, Customer has executed this Agreement on the date indicated below. (All general partners should sign)

For Entities:	For Individuals and Joint Tenants:

Customer Name:

By:	By:
Print Name and Title	Print Name and Title

Signature	Signature

Date	Date